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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE
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E*TRADE MEDIA CONTACT:              SOFTBANK MEDIA CONTACT:
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Kim Shepherd or Tim Ryan            Shawn Sehy
The Dilenschneider Group, Inc.      SOFTBANK Corp.
312/553-0700                        +81-3-5642-8000
kshepherd@dgi-chicago.com
tryan@dgi-chicago.com


                  E*TRADE AND SOFTBANK ANNOUNCE JOINT VENTURE

                           TO FORM E*TRADE JAPAN K.K.

         LEVERAGES EXPERTISE AND BRAND POSITIONING OF INDUSTRY LEADERS


PALO ALTO, CA, June 3, 1998 -- Moving aggressively to capitalize on the financial reform program underway in Japan and the burgeoning use of the Internet there, E*TRADE Group, Inc. (Nasdaq: EGRP), a leading branded, popular destination Web site for online investing services, and SOFTBANK CORP. (TSE:
9984), the largest software distributor in Japan, today announced the formation of a joint venture company, E*TRADE Japan K. K., which is intended to provide the rapidly growing Japanese market with access to a premier destination site for online securities investing products and services.

     Because this joint venture links two established, respected leaders in their industries, E*TRADE Japan should have a compelling competitive advantage intimate knowledge of the marketplace combined with a next generation system architecture and a comprehensive, innovative mix of investing products and services tailored exclusively for the Japanese investor.

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E*TRADE-SOFTBANK JOINT VENTURE/Page 2

     "SOFTBANK's successful track record of targeting and investing capital in emerging technology companies around the world, combined with the respect they engender in the marketplace, makes them an excellent partner for E*TRADE as we enter the emerging Japanese Internet market for online investing," said Christos
M. Cotsakos, President and Chief Executive Officer of E*TRADE Group, Inc. "Because SOFTBANK was one of the first global companies to invest venture capital in E*TRADE, we have a long-term, close relationship and a deep understanding and respect of each other's business. It is fitting that they are our first joint venture partner."

     "The overhaul of the Japanese financial system, coined `Big Bang' reform, which began April 1, has opened the door for an innovative, customer-driven company like E*TRADE Japan to capture its segment of business as the Japanese look to invest some 1,200 trillion yen ($9.2 trillion) in private financial assets," said Masayoshi Son, President and Chief Executive Officer of SOFTBANK CORP. "We are pleased to be working with E*TRADE to secure our share of forward-thinking Japanese investors who view the Internet as an excellent means to oversee their investment decisions," he added.

     "E*TRADE has proven itself time after time as the cutting edge leader in a category it helped to create. We are excited to be a part of their aggressive global expansion and are confident that this joint venture will repeat the extraordinary successes E*TRADE has had in building its brand around the world," Son said. "E*TRADE's rapid growth and continued profitability are measures which we highly respect and value."

     According to the United States Federal Reserve Board, approximately 38 percent of all financial assets held by households in the U.S. are invested in securities. In contrast, the Economic Planning Agency of Japan reports that just 11 percent of the financial assets of Japanese households are held in stocks and mutual funds, providing substantial room for growth.


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E*TRADE-SOFTBANK JOINT VENTURE/Page 3

     "With approximately 10 million Japanese using the Internet, further liberalization of the sale of securities and mutual funds and the abolition of the securities transaction tax set for 2001, we view Japan as an ideal location for E*TRADE to expand and thrive," Cotsakos stated. "We strongly believe that the opportunities in Japan are extraordinary and full of growth potential for a company formed by two organizations like ours that embody the entrepreneurial spirit. This joint venture with a company of the caliber of SOFTBANK is yet another cornerstone in our ongoing strategy to build the first global online investing network through the Web," Cotsakos added.

     E*TRADE will own 42 percent of the joint venture and SOFTBANK 58 percent. E*TRADE Japan will be initially capitalized at approximately $20 million. In addition to its investment, E*TRADE will provide all the necessary elements to replicate its successful U.S. electronic model including its cutting edge technology and consumer-friendly products and services.

ABOUT SOFTBANK

     SOFTBANK CORP. is a leading provider of information and distribution services for the digital information industry. In Japan, SOFTBANK is the largest distributor of computer technology publications. In the U.S., SOFTBANK owns approximately 72 percent of Ziff-Davis Inc. (NYSE: ZD), 29 percent of Yahoo! Inc. (Nasdaq: YHOO) and 80 percent of Kingston Technology Company.

ABOUT E*TRADE

     A leading branded, popular destination Web site for online investing services, E*TRADE has established a popular destination Web site for self-directed investors. The company offers independent investors the convenience and control of automated stock, options, and mutual funds order placement at low commission rates, along with a suite of value-added products and services that can be personalized, including portfolio tracking, Java-based charting and quote applications, real-time market commentary and analysis, news, and other information services.

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E*TRADE-SOFTBANK JOINT VENTURE/Page 4

     Customers can access E*TRADE at http://www.etrade.com on the Internet as
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well as through WebTV; via Prodigy; via AT&T Worldnet; via Microsoft Investor;
by GO ETRADE on CompuServe; with the keyword ETRADE on America Online; via personal digital assistant; and via the TELE*MASTER interactive telephone system. E*TRADE Securities and its parent company, E*TRADE Group, Inc., are headquartered in Palo Alto, California.

     E*TRADE is a registered trademark of the Company. TELE*MASTER is a trademark of E*TRADE Securities, Inc. All other trademarks are properties of their respective owners. The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially.

     The uncertainties and risks include, but are not limited to, changes in market activity, the development of new products and services, the enhancement of existing products and services, competitive pressures, system failures, economic or political conditions, and the introduction of competing products having technological and/or other advantages. Further information about these matters can be found in the information included in the annual report filed by the Company with the SEC on Form 10-K and quarterly reports on Form 10-Q.


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